Exhibit 4.1
                                                                     -----------


     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER U.S. FEDERAL OR STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION FROM REGISTRATION OR QUALIFICATION EXISTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED BY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL SHALL BOTH BE REASONABLY SATISFACTORY TO THE COMPANY).

                             PYR ENERGY CORPORATION             Note No. A-____

                           Convertible Promissory Note
                                  Series 2002-A

                                                                Denver, Colorado
$__________                                                         May 24, 2002

1.   Promise To Pay

     FOR VALUE RECEIVED, PYR Energy Corporation, a Maryland corporation (the "Company"), whose address is 1675 Broadway, Suite 2450, Denver, Colorado, 80202, hereby promises to pay to the order of _______________ ("Holder"), upon the terms and conditions set forth herein, the principal amount of $__________ , plus interest accruing commencing on May 24, 2002 at the rate of 4.99 percent per annum, with the principal and all unpaid accrued interest payable as set forth below. This Convertible Promissory Note, Series 2002-A (the "Note") is part of a series of Convertible Promissory Notes, Series 2002-A (the "Notes") with an aggregate principal amount of $________ being issued to the Holder and other investors (collectively, the "Investors") pursuant to the terms of the Convertible Note Purchase Agreement (the "Purchase Agreement") dated May 24, 2002 among the Company and the Investors.

2.   Payment

     2.1 Subject to the provisions of this Note, repayment of the entire principal amount and all unpaid accrued interest thereon shall be made on May 24, 2009 (the "Maturity Date"). This Note may not be prepaid.

     2.2 Accrued interest shall be paid in cash on a semiannual basis on May 24 and November 24 of each year during the term of this Note beginning with November 24, 2002; provided however, that the Company may, by giving written notice to the Holder on or before the date that interest is due and payable, elect to have any payment of accrued interest added to the principal amount of this Note after which it shall accrue interest in the same manner as the principal of the Note, and which shall be paid at the time the principal amount of this Note is paid. Notwithstanding the foregoing, if the Company fails to pay accrued interest within 5 business days after it is due, such accrued interest shall be added to the principal amount of this Note in accordance with the proviso of the immediately preceding sentence.

     2.3 Accrued interest for each period shall be calculated on the total amount of the principal and accrued interest that is outstanding on the basis of a 365-day year, subject however, to being in strict compliance with applicable usury laws. The aggregate of all interest and other charges that may be construed as interest under applicable law that is chargeable under this Note, or otherwise in connection with this Note, shall never exceed the maximum amount of interest or rate of interest that would be in excess of the maximum rate of interest that the Holder may charge the Company under applicable usury law. Any excess over such allowable charge shall be refunded to the Company to the extent that the Company may not successfully assert the claim of usury.

     2.4  Registration Rights.

          (a) The Company agrees that the Holders from time to time of Registrable Securities (as such term is defined in the Registration Rights Agreement among the Company and the Holders dated as of May 24, 2002 (the "Registration Rights Agreement")) are entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the Holders from time to time of Registrable Securities, at the Company's expense, to file and use its reasonable efforts to maintain the effectiveness of a Shelf Registration Statement (as defined in the Registration Rights Agreement). Liquidated Damages, as such term is defined in the Registration Rights Agreement ("Liquidated Damages"), with respect to the Securities shall be assessed if a Registration Default, as such term is defined in the Registration Rights Agreement (a "Registration Default"), occurs. Liquidated Damages shall accrue on the Note over and above the interest set forth in the title of the Notes from and including the date on which any such Registration Default shall occur, to but excluding the date on which such Registration Default has been cured (in the manner described in the Registration Rights Agreement), at a rate provided for in the Registration Rights Agreement.

          (b) Any amounts of Liquidated Damages due pursuant to clause (a) of this Section 2.4 shall be payable in the same manner as interest is otherwise payable under this Section 2. The amount of Liquidated Damages shall be determined as set forth in the Registration Rights Agreement.

Whenever in this Note there is mentioned, in any context, the payment of the principal of, premium, if any, or interest on, or in respect of, this Note, such mention shall be deemed to include mention of the payment of Liquidated Damages provided for in this Section to the extent that, in such context, Liquidated Damages are, were or would be payable in respect thereof pursuant to the provisions of this Section 2.4 and express mention of the payment of Liquidated Damages (if applicable) in any provisions hereof shall not be construed as excluding Liquidated Damages in those provisions hereof where such express mention is not made.

3.   Conversion

     3.1 The Holder may convert the unpaid principal amount of this Note, together with accrued interest added to the principal amount in accordance with
Section 2.2 above, into shares of the Company's Common Stock (the "Conversion Shares") at the rate of U.S. $1.30 per share (the "Conversion Rate") at any time after the issuance of this Note and prior to payment of that amount. This Note may be converted by Holder in whole or in part. In order to convert this Note, Holder shall deliver to the Company at the address set forth above, or at any other address of which the Company gives notice pursuant to Section 13 below, this Note together with irrevocable written notice of Holder's conversion of this Note. This notice of conversion shall be substantially in the form of the Notice To Convert attached to and made a part of this Note as Exhibit A (the "Notice To Convert"). Although the conversion of this Note shall be irrevocable upon delivering the Notice To Convert, the conversion shall not be deemed to be effective until a certificate representing the Conversion Shares is issued to Holder.

No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of this Note. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share of Common Stock would be issuable upon the conversion of any Notes, the Company shall make

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


an adjustment thereof in cash at the current market value thereof. For these purposes, the current market value of a share of Common Stock shall be the Closing Price per share of Common Stock on the first Business Day immediately preceding the day on which the Notes (or specified portions thereof) are deemed to have been converted.

     3.2 Notwithstanding the foregoing, this Note shall automatically be converted into Conversion Shares at the Conversion Price at any time on or after May 24, 2003 that the following (the "Triggering Event") occurs provided that a shelf registration statement on Form S-3 or other available form covering the transfer of the Conversion Shares is then effective with the Securities and Exchange Commission: the Average Volume Weighted Price (as defined below) of the Company's Common Stock, on the American Stock Exchange ("Amex") for the prior 30 business days has been at least $6.00 per share. Conversion shall be deemed to occur on the date that the Triggering Event occurs. The Company shall provide the Holder with notice of the Triggering Event, setting forth the basis for the occurrence of the Triggering Event and the number of Conversion Shares into which this Note was converted within 20 days after the Triggering Event. Upon receipt of this notice, the Holder shall surrender this Note to the Company, and the Company shall deliver the Conversion Shares to the Holder. For purposes of this Note, Average Volume Weighted Price shall be equal to the following: (a) the sum of (i) the price of each sales transaction on the Amex during such period multiplied by (ii) the number of shares sold pursuant to such transaction, divided by (b) the total number of shares sold on the Amex during such period. Notwithstanding anything to the contrary in this Section 3.2, this Note shall not be automatically converted if the Company is in breach of any material provisions of the Purchase Agreement. In addition, this Note shall not be automatically converted pursuant to this Section 3.2 unless the Conversion Shares issuable have full voting rights as permitted by Section 3-702(b) of the Maryland General Corporation Law.

     3.3 If this Note is converted in whole or in part into Conversion Shares, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder's name. The Company may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Holder's name until the Company receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder's name. Nothing herein shall preclude any tax withholding required by law or regulations.

4.   Default

     Upon the occurrence of an event of default defined below, the Holder and holders of other outstanding Notes representing in the aggregate more than 50% of the principal amount of all outstanding Notes (the "Required Holders") may by written notice to the Company declare the entire unpaid principal amount of this Note due and payable, and the same shall, unless such defaults shall be cured within the notice period set forth below, become due and payable upon the expiration of such period, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. In the event of any default hereunder, the Company shall pay all reasonable attorneys' fees and court costs incurred by the Required Holders in enforcing and collecting this Note in accordance with the terms of this Note.

     4.1  Each of the following shall constitute an event of default:

          (a) Failure to make the due and punctual payment of the principal on this Note, which default is not cured within five days after notice of such default; or

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


          (b) A breach of any covenant contained in Section 6 of the Purchase Agreement and the failure to cure such default within 30 days after notice of that breach; or

          (c) The failure by the Company to pay when due any obligation or indebtedness of the Company that individually or in the aggregate exceeds $500,000; or

          (d) The Company shall commence any voluntary proceeding under bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of the Company or for all or a substantial part of the property of the Company; or the Company shall make an assignment for the benefit of creditors; or

          (e) There shall be commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and such proceeding shall remain undismissed for a period of 60 days, or the Company by any act indicates its consent to, approval of, or acquiescence in any such proceeding; or a receiver or trustee shall be appointed for the Company for all or a substantial part of the property of the Company, and any such receivership or trusteeship shall remain undischarged for a period of 60 days or the Company by any act indicates its consent to, approval of, or acquiescence in any such appointment; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company, and the same shall not be dismissed or bonded within 60 days after levy; or

          (f) The occurrence of a Change in Control of the Company and the failure of the Company to pay this Note within 30 days after demand for payment by the Required Holders following such Change in Control. For purposes of this
Section 5.2(f), a Change in Control shall mean any of the following events:

              (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" as defined in paragraph (iii) below.

              (ii) The individuals who, as of the Closing Date (as defined in the Purchase Agreement), are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the then Incumbent Board, such new director shall, for purposes of this Note, be considered as a member of the Incumbent Board, provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or

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


threatened "Election Contest" (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any person or group of persons for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other person or group of persons with respect to the election or removal of directors at any annual or special meeting of stockholders of the Company) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

              (iii) Consummation of:

                    (1) A merger, consolidation or reorganization involving the Company, unless

                        (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, a majority of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation (a "Parent Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                        (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of either the Surviving Corporation or a Parent Corporation and

                        (C) no Person (other than the Company, any Subsidiary, any employee benefit plan - or any trust forming a part thereof - maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) owns, directly or indirectly, 50% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (unless there is a Parent Corporation, in which event of the Parent Corporation's then outstanding voting securities), and

                        (D) a transaction described in the immediately preceding clauses (A) through (C) shall herein be referred to as a "Non-Control Transaction";

                    (2) A complete liquidation or dissolution of the Company; or

                    (3) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

              (iv) Notwithstanding subclauses (a), (b) or (c) above, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportionate number of shares Beneficially Owned by the Subject Person, provided that if a Subsequent Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Subsequent Change in Control shall occur.

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


5.   Investment Restriction

     Except as provided for in the Registration Rights Agreement entered into in connection with the Purchase Agreement and this Note, the issuance of this Note and the Conversion Shares issuable upon conversion of this Note have not been, and will not be, registered under any federal or state securities laws in reliance upon an exemption from registration. The Holder may not sell, offer for sale, transfer, pledge or hypothecate this Note unless the sale, offer of sale, transfer, pledge or hypothecation is exempt from registration under all applicable federal and state securities laws or unless the contemplated transaction otherwise complies with all such laws. The Holder may not sell, offer for sale, transfer, pledge or hypothecate the Conversion Shares in the absence of an effective registration statement covering such transaction under all applicable federal and state securities laws, unless the sale, offer for sale, transfer, pledge or hypothecation is exempt from registration under all applicable federal and state securities laws or unless the contemplated transaction otherwise complies with all such laws. In acquiring the Note, the Holder represents and warrants to the Company that the Holder is acquiring the Note for his own account for investment purposes only and not with a view to its sale or distribution. This Note, and any certificate representing Conversion Shares issued upon the conversion of this Note, shall be stamped or imprinted with a restrictive legend in accordance with this paragraph.

6.   Availability Of Information

     6.1  Purchase Of Note

          Holder represents that Holder has received and reviewed the information concerning the Company provided in connection with the Purchase Agreement. The Holder acknowledges that Holder has been given access to all information that it requested concerning the business of the Company and its financial condition and Holder's investment in the Company. Holder represents that Holder is in a position as regards the Company, based on the Holder's relationship with the Company and Holder's economic bargaining power, that enables Holder to obtain information from the Company in order to evaluate the merits and risks of this investment or has been furnished the kind of information that is specified by law. Holder also acknowledges that the Company has made available to Holder or Holder's agents the opportunity to ask questions of, and receive answers from, the Company and other persons acting on its behalf concerning the terms and conditions of the transaction and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information given. Holder recognizes the substantial risk factors in making this investment and has made an informed judgment to purchase this Note.

          As a result of the Holder's review of the Company, the Holder understands, among other things, (i) that since commencement of its oil and gas business the Company has limited financial resources, has incurred negative cash flow, and has incurred substantial losses and experienced negative cash flow, and (ii) the Company has not concurrently, and may not in the future, receive additional investment funds.

     6.2  U.S. Securities Act Restrictions

          The Holder acknowledges and is aware that the following legend will be imprinted on the certificates representing the Conversion Shares to be issued upon the conversion of this Note:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, OR OTHERWISE DISPOSED OF

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



          UNLESS SO REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION EXISTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED BY AN OPINION OF COUNSEL TO THE REGISTERED HOLDER (WHICH OPINION AND COUNSEL SHALL BOTH BE SATISFACTORY TO THE COMPANY)."

7.   Shares Issuable Upon Conversion

     The Company covenants and agrees that it has the requisite authority to issue the Note and all Conversion Shares that may be issued upon the conversion of the Note. The Company will, during the term of this Note, reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock the number of shares of Common Stock into which this Note may be converted. The Company covenants that all shares of Common Stock delivered upon conversion of this Note shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free of any lien or adverse claim.

8.   Adjustment By Stock Split, Stock Dividend, Etc.

     If at any time the Company increases or decreases the number of its outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its Common Stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving its Common Stock, or merges, or consolidates with another corporation, the numbers, rights and privileges of the Conversion Shares shall be increased, decreased or changed in like manner upon conversion as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

If the Company implements a Stockholder Rights Plan (as defined below), the Company agrees that such Stockholder Rights Plan will provide that upon any conversion of this Note by any Holder prior to a Trigger Event (as defined below), the Holders shall receive the rights, warrants or options issued under such plan. Rights, warrants or options distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights, warrants or options, until the occurrence of a specified event or events (a "Trigger Event"):

          (1)  are deemed to be transferred with such shares of Common Stock,

          (2)  are not exercisable, and

          (3)  are also issued in respect of future issuances of Common Stock,

(a "Stockholder Rights Plan") shall not be deemed distributed for purposes of this Section 8 and no adjustment to the Conversion Price shall be required to be made until the occurrence of the earliest Trigger Event. In addition, in the event of any Trigger Event with respect thereto, that shall have resulted in an adjustment to the Conversion Price under this Section 8, (1) in the case of any such rights, warrants or options which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights, warrants or options (assuming such holder had retained such rights, warrants or options), made to

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


all holders of Common Stock as of the date of such redemption or repurchase, and
(2) in the case of any such rights, warrants or options all of which shall have expired without exercise by any holder thereof, the Conversion Price shall be readjusted as if such issuance had not occurred.

The Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 8, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution or securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

9.   Waiver; Miscellaneous

          (a) No failure on the part of the Company or Holder to exercise, and no delay in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise by the Company or Holder of any right, power or privilege preclude the exercise of any other right, power or privilege. The remedies of the Company and Holder herein provided are cumulative and not exclusive of any remedies provided herein or by law.

          (b) The Company and every endorser and guarantor of this Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind except as specifically provided in this Note, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

          (c) This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of Colorado (without reference to conflict of laws).

          (d) This Note shall be binding upon the Company's successors and assigns, and shall inure to the benefit of the Holder's successors and assigns.

          (e) This Note may be exchanged for other Notes of any authorized denominations in excess of $50,000 and of a like aggregate principal amount, upon surrender of this Note to the Company. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive bearing registration numbers not contemporaneously outstanding.

10.  Entire Agreement; Amendments

     This Note embodies the entire agreement between the Company and Holder relating to the Note and supersedes all prior agreements and understandings relating thereto other than the Purchase Agreement and Registration Rights Agreement. Any term of this Note may be amended or waived by an agreement in writing signed by the Required Holders and the Company. Holder acknowledges that because this Note may be amended with the consent of such majority in interest of the outstanding principal amount of the Notes, Holder's rights hereunder (including, without limitation, Holder's right to receive principal and interest as due) may be amended or waived without Holder's consent.

11.  No Third Party Beneficiaries

     The Company and Holder agree that this Note is solely for the benefit of the Company and Holder, and their respective successors and assigns, and no other person shall acquire or have any rights under or by virtue of this Note.

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


12.  No Recourse Against Others

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

13.  Notices

     All notices, requests, demands, directions and other communications ("Notices") concerning this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable party at the address of such party set forth below in this Section 13. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the fifth business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective party set forth in this Section 13. When sent by telecopier or facsimile, each such Notice shall be effective on the day on which it is sent provided that it is sent on a business day and further provided that it is sent prior to 5:00 p.m., local time of the party to whom the Notice is being sent, on that business day; otherwise, each such Notice shall be effective on the first business day occurring after the Notice is sent. Each such Notice shall be addressed to the party to be notified as shown below:

     The Company:               PYR Energy Corporation
                                1675 Broadway, Suite 2450
                                Denver, Colorado  80202
                                Facsimile No. (303) 825-3768
                                Attention: Chief Executive Officer

     Holder:                    At the address set forth on the signature page.

     Either party may change his, her, or its respective address for purposes of this Section 13 by giving the other party Notice of the new address in the manner set forth above.

14.  Severability

     If any obligation or portion of this Note is determined to be invalid or unenforceable under law, it shall not affect the validity or enforcement of the remaining obligations or portions hereof.

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


15.  Headings

     The headings for the paragraphs of this Note are inserted for convenience only, and shall not constitute a part hereof.

                                            PYR ENERGY CORPORATION


                                            By:
                                               --------------------------------
                                                      D. Scott Singdahlsen,
                                                      Chief Executive Officer

     The undersigned hereby accepts all terms and conditions of this Note.

                                            HOLDER
                                            [Name]


                                            By:
------------------------                       --------------------------------
Tax Identification Number                   Signature
   or Social Security Number of Holder

                                            -----------------------------------
                                            Printed Name and Title

                                            c/o Eastbourne Capital Management,
                                                L.L.C.
                                            1101 Fifth Avenue, Suite 160
                                            San Rafael, CA  94901
                                            -----------------------------------
                                            Address of Holder

                                            Facsimile Number:
                                                             ------------------

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